Exhibit 99.2
Goldman Sachs International
Plumtree Court | 25 Shoe Lane | London EC4A 4AU
Tel: +44 (0)20 7774 1000

September 28, 2020
Board of Directors
Fiat Chrysler Automobiles N.V.
25 St. James’s Street
London SW1A 1HA
United Kingdom
Re: Amendment No. 1 to Registration Statement on Form F-4 of Fiat Chrysler Automobiles N.V., File No. 333-240094 (the “Registration Statement”)
Ladies and Gentlemen:
Reference is made to our opinion letter, dated December 17, 2019 (“Opinion Letter”), with respect to the fairness from a financial point of view to Fiat Chrysler Automobiles N.V. (the “Company”), taking into account the payment of the FCA Dividend (as defined in the Opinion Letter), of the Exchange Ratio (as defined in the Opinion Letter) pursuant to the definitive cross-border merger documentation to be entered into pursuant to the Combination Agreement dated as of December 17, 2019, by and between the Company and Peugeot S.A.
The Opinion Letter is provided for the information and assistance of the board of directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our Opinion Letter in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of the Financial Advisors to the Board of Directors of FCA—Goldman Sachs International” and “The Merger—Opinions of the Financial Advisors to the Board of Directors of FCA—Goldman Sachs International” of the Registration Statement and to the inclusion of the Opinion Letter in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Goldman Sachs International
(GOLDMAN SACHS INTERNATIONAL)